EXHIBIT 10.1
                                               July 13, 1998


Via Facsimile and Federal Express


H. Rickey Wells
President and Chief Operating Officer
KN Interstate Gas Transmission Company
370 Van Gordon Street
P.O. Box 281304
Lakewood, Colorado 80228

Dear Rick:

 Re: Letter of Understanding on Issues Relating to Phase II of TransColorado

     This letter is to memorialize discussions and negotiations that you and I have had since June 26, 1998, through today, regarding the construction of Phase II of TransColorado. You and I have agreed upon the following points, which have been affirmed by our respective managements:

     1. Questar TransColorado (Questar) will continue to have an election to sell its partnership interest in TransColorado to KN TransColorado (KN) pursuant to Section 10.3 of the Partnership Agreement, but the terms of Section 10.3 will be modified to fix the amount KN will be obligated to pay Questar, if Questar exercises its election to sell, at $121,000,000, or if the project is completed at a cost of less than $242,000,000, an amount equal to 50% of the total project cost, assuming both partners have each paid 50% of the costs and are responsible for 50% of the debt of Phase II of TransColorado. The $121,000,000 sale price shall be decreased by depreciation determined by applying the FERC authorized depreciation schedule to the $121,000,000 and by any debt obligations assumed or refinanced as is contemplated by Section 10.3 of the Partnership Agreement. The $121,000,000 sale price shall be increased by 50% of any cash held by the partnership.

     2. An affiliate of each of Questar and KN will each commit to subscribe for 100,000 Dth/day of firm transportation service at $0.20 per Dth for a minimum three-year term. The term of the affiliate capacity subscriptions will, by mutual agreement, be extended to the minimum number of years necessary to secure a mutually agreeable level of project financing. The parties hereto agree to exercise their best efforts to obtain project financing for Phase II of TransColorado and to obtain additional capacity commitments from third parties at the highest possible rate. In the event that Questar exercises its election to sell pursuant to Section 10.3 of the Partnership Agreement, Questar's affiliate's capacity will remain at $0.20 per Dth and KN shall have the option at such time to recall any and all of the capacity subscribed by Questar's affiliate pursuant to this paragraph; additionally KN shall have a second option two years after Questar exercises its election to sell pursuant to Section 10.3 of the Partnership Agreement, to recall any and all remaining capacity subscribed by Questar's affiliate pursuant to this paragraph.

     3. KN will grant to Questar a right of first refusal to purchase KN's 18% interest in the Overthrust Pipeline partnership (currently owned by NGPL). Questar and KN will cooperate to work out reasonable details to implement Questar's right of first refusal and agree to enter into a separate agreement on this issue within 60 days after the execution of this letter by both partners.

     4. If Questar does not elect to sell its TransColorado partnership interest to KN under Section 10.3 of the Partnership Agreement (as modified by this letter) and to the extent that the partnership has secured project financing for at least one-third of the total cost of Phase II, Questar will have an option to purchase 50% of KN's interest at that time in the Coyote Gulch plant, exercisable at any time during the same 12-month period in which Questar may exercise its election to sell its partnership interest in TransColorado to KN. The purchase price will be set at 50% of the book value of KN's interest in the Coyote Gulch plant at the time Questar notifies KN that it will exercise its option. Questar's option to purchase 50% of KN's interest in the Coyote Gulch plant shall be subject to receipt of any necessary third party consents and preferential rights. To the extent a third party exercises, any preferential right in existence on the date of this letter, KN may withdraw the option granted in this paragraph and pay to Questar 50% of the difference between the book value and the market value of KN's interest in the Coyote Gulch plant as determined at the time Questar would have exercised its option. KN shall not sell or otherwise transfer its present interest in the plant so as to impair the option granted to Questar to acquire 50% of KN's interest in the Coyote Gulch plant.

     5. KN will execute and return to Questar by facsimile by 3:00 p.m. July 13, 1998, the below described Unanimous Consents that were previously sent to you, that will allow Phase II of the TransColorado Project to go forward. KN will return the originals of the Consents to Questar by overnight mail.

          (a) Unanimous Consent to mobilize contractors during the pendency of appeal.

          (b) Unanimous Consent to enter into all construction contracts necessary for the construction of the pipeline and for the compression facilities.

     6. KN agrees to rescind its statement of revocation of consent to go forward with Phase II of the TransColorado Project dated June 24, 1998, and to remove any conditions to consents that KN had previously executed.

     7. Questar and KN agree that this letter is effective upon its execution by both parties and that this Letter of Understanding will be incorporated into the TransColorado Partnership Agreement within 60 days of the date of this letter.

     I appreciate the opportunity to have worked through this matter with you and look forward to the construction of Phase II of TransColorado and its successful operation.

                         Sincerely,

                         /s/M. E. Benefield

                         Michael E. Benefield


Accepted by:

KN TransColorado, Inc.


    /s/H. Rickey Wells
By: H. Rickey Wells
Its:    Vice President